Exhibit 4.5

Form of Performance Shares Agreement

under the ADTRAN, Inc. 2015 Employee Stock Incentive Plan

ADTRAN, INC.

PERFORMANCE SHARES AGREEMENT

This Performance Shares Agreement (this “Agreement”) sets forth the specified terms of ADTRAN, Inc.’s grant of the number of Restricted Stock Units (“Performance Shares”) as it set forth in the Morgan Stanley StockPlan Connect (the “Portal”) to the applicable grantee named in the Portal (the “Participant”) pursuant to the ADTRAN, Inc. 2015 Employee Stock Incentive Plan (the “Plan”) as of the date of grant set forth in the Portal (the “Date of Grant”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

Performance Period: The three (3) year period beginning on the Date of Grant of the Performance Shares.

Vesting and Delivery of Performance Shares: The number of granted Performance Shares that are vested and earned pursuant to this Agreement will be based on the total shareholder return (“TSR”) of ADTRAN, Inc. (the “Company”) during the Performance Period relative to all companies in the NASDAQ Telecommunications Index. Granted Performance Shares will be vested and earned following the end of the Performance Period in accordance with the following schedule:

The Company’s TSR Performance relative to its Peer Group (expressed in a percentile)	Granted Performance Shares Earned (expressed as a percentage)

Less than 20th Percentile	0%
20th Percentile	25%
25th Percentile	38%
30th Percentile	50%
35th Percentile	63%
40th Percentile	75%
45th Percentile	88%
50th Percentile	100%
55th Percentile	108%
60th Percentile	117%
65th Percentile	125%
70th Percentile	133%
75th Percentile	142%
80th or more Percentile	150%

One share of the Company’s Common Stock shall be issued to the Participant for every “Earned Performance Share.” The Company will issue shares of Common Stock to the Participant as soon as administratively practicable following the date the Performance Shares have been vested and earned; provided, however, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the 1933 Act and causing such registration statement to become effective) with respect to such shares of Common Stock before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action, to the maximum extent permitted by Section 409A of the Code. Except as specifically set forth herein, the Performance Shares shall be forfeited in the event the Participant incurs a Separation from Service for any reason prior to the end of the Performance Period.

Accelerated Vesting and Delivery: In the event of (1) the Participant’s death, (2) the Participant’s Disability, or (3) a Change of Control of the Company, a portion of the granted Performance Shares shall become immediately vested and earned by the Participant. The number of such vested and nonforfeitable shares shall be equal to (x) the number of Performance Shares that is 25% of the total Performance Shares granted under this Agreement multiplied by (y) a fraction, the numerator of which shall equal the number of days elapsed from the Date of Grant to the date of the applicable acceleration event and the denominator of which shall equal the days in the Performance Period.

Dividend Credits: The Participant shall receive dividend credits upon the Company’s payment of cash dividends for its Common Stock during the Performance Period as follows:

(1)	The Participant shall receive dividend credits on the unvested portion of the original number of Performance Shares awarded on the Date of Grant (“Original Performance Shares”), with the amount of such dividend credits credited to the Participant in the form of additional unvested Performance Shares, as calculated pursuant to the Plan.

(2)	The Participant’s Performance Shares attributable to any dividend credits will be vested and earned in accordance with the same schedule as the Original Performance Shares (as described above).

(3)	The distribution of Performance Shares attributable to dividend credits shall be made in a cash payment on the same date as the issuance of the Common Stock for the “Earned Performance Shares.”

Designation of Beneficiary: The Participant hereby designates the following individual as the beneficiary of this Agreement:

Participant Name:

Beneficiary Name:

Address:

Relationship:

To complete this beneficiary designation, this agreement should be printed out, the information above should then be completed, and the Agreement should then be forwarded to Brandon Dang via interoffice mail or sent to BRANDON.DANG@adtran.com. The Participant may modify this designation of beneficiary only in accordance with the terms and provisions of the Plan. If no beneficiary is designated, then except as may be provided in the Plan, any benefits due hereunder following the death of the Participant will be paid to the Participant’s estate.

The Performance Shares granted above are subject to all restrictions, terms and conditions set forth in the ADTRAN, Inc. 2015 Employee Stock Incentive Plan. In the event of any inconsistency between this Agreement and the Plan, the provisions of the Plan shall govern. The Participant has received a copy of the Plan’s prospectus, including a copy of the Plan. The Participant agrees to the terms of this Performance Shares Agreement, which may be amended only upon a written agreement signed by the parties hereto.

If there are any questions regarding the Performance Shares, please refer to the Plan or contact Brandon Dang 256-963-8007.

ADTRAN, INC.

/s/ Thomas R. Stanton

Thomas R. Stanton

Title: Chief Executive Officer